Exhibit 99.1

Amphenol

News Release

World Headquarters
358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

2005 THIRD QUARTER AND NINE MONTH RESULTS
REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut.  October 19, 2005.  Amphenol Corporation (NYSE-APH) reported today that third quarter 2005 diluted earnings per share increased 21% to $.57 compared to $.47 per share for the comparable 2004 period.  Such per share amount for the third quarter of 2005 includes the one-time effects of expenses relating to the early extinguishment of debt of $.02 per share and the one-time benefit of $.02 per share relating to the reduction in the Company’s effective tax rate from 34% to 33% resulting from the repatriation of foreign earnings under the American Jobs Creation Act of 2004.    Sales for the third quarter 2005 increased 16% to $446,995,000 compared to $384,103,000 for the 2004 period.  Currency translation had the effect of increasing sales by approximately $2.2 million in the third quarter 2005 compared to the 2004 period.

For the nine months ended September 30, 2005, diluted earnings per share was $1.67 compared to $1.31 per share for the 2004 period.  Sales for the nine months ended September 30, 2005 were $1,300,032,000 compared to $1,126,483,000 for the 2004 period.  Currency translation had the effect of increasing sales by approximately $17.4 million for the nine month 2005 period when compared to the 2004 period.

As previously announced, in the third quarter of 2005, the Company completed a refinancing of its senior credit facilities.  In conjunction therewith, the Company incurred one-time expenses for the early extinguishment of debt totaling approximately $2.4 million or $.02 per share after tax.  Such one-time expenses include the write-off of unamortized deferred debt issuance costs less the gain on the termination of related interest rate swap agreements.  In addition, as noted above the Company has adjusted its effective tax rate from 34% to 33% to reflect the one-time benefit of lower United States taxes on the repatriation of foreign earnings available under the provisions of the American Job Creation Act of 2004.  This lowered tax expense in the third quarter by approximately $2.2 million or $.02 per share.

Amphenol Chairman and CEO, Martin H. Loeffler, stated:  “I am extremely pleased with our third quarter results.  Sales were up 16% compared to last year’s third quarter to a record $446,995,000 and increased sequentially over the record second quarter 2005.  An excellent achievement in a seasonally slower quarter.   The interconnect products segment of our business, which represents 88% of our sales, was up a strong 18% over last year with excellent profitability.  The growth was broad based across all of our end markets and included all major geographic regions.  Growth was especially strong in the wireless, military and aerospace and automotive markets.  The excellent top line results reflect our continuing development of new application specific solutions and value added products for our customers, our increased worldwide presence with the leading companies in our target markets and acquisitions.  The cable products segment of our business, which is primarily for broadband cable television networks and represents 12% of our sales, was up 9% over the prior year.”

“In addition to excellent overall top line growth, profitability and cash flow continued to be strong.  The operating income margin increased from 18.3% a year ago to 19.3% in the third quarter of 2005.  This increase was driven by the improved profitability of the interconnect product segment offset in part by lower cable product margins, which continue to be impacted by increasing material and freight related costs.  Earnings per share for the quarter increased 21% over last year.  Furthermore, net income, that is income after interest expense and taxes, exceeded 11% of sales, another indication of the Company’s excellent profitability.  Cash flow from operations was also strong at $67 million for the quarter.”

“Last week the Company announced an agreement to acquire the Connection Systems division of Teradyne, Inc. (NYSE-TER).  Teradyne Connection Systems (TCS), a technology leader in high-speed, high-density, printed circuit board interconnect products, is complementary and an excellent strategic fit with Amphenol.  The combination of TCS and Amphenol will create the world’s third largest interconnect company and a new expanded platform for creating value.  We expect a closing prior to year end.”

“It was a good quarter in all respects.  I am very proud of our organization as we continue to execute well.  We have a strong position in excellent and diversified markets and continue to increase our presence with the major companies in these markets.  Assuming a continuation of the current economic climate and relatively stable currency exchange rates, we expect a strong finish to the year with fourth quarter results in the range of $460 million to $470 million and $.59 to $.61 for sales and EPS, respectively.  The guidance does not include any effect that may result from the acquisition of TCS.  We are very confident that we are in excellent markets with a great organization, and we are very excited about the future.”

The Company will host a conference call to discuss its third quarter results at 1:00 PM (ET) October 19, 2005.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number 517-623-4547; Passcode: Reardon.  There will be a replay available until 5:00 PM (ET) on Friday, October 21, 2005.  If you are unable to participate on the call the replay numbers are as follows:  the toll free dial-in number is 866-375-1055 and International dial-in replay number is 203-369-0295.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/index.cfm/fuseaction/financial.webcasts.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization.  The primary end markets for the Company’s products are communication systems for the converging technologies of voice, video and data communications, industrial/automotive and military/aerospace applications.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1 of the Company’s Form 10-K for the year ended December 31, 2004, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

FINANCIAL SUMMARY

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004(1)	2005	2004(1)

Sales	$446,995,000	$384,103,000	$1,300,032,000	$1,126,483,000
Net income	$52,089,000	$41,646,000	$150,521,000	$117,671,000
Earnings per share – basic	$.59	$.47	$1.70	$1.34
Average shares outstanding – basic	88,775,405	87,961,000	88,387,769	88,037,522
Earnings per share – diluted	$.57	$.47	$1.67	$1.31
Average shares outstanding – diluted	90,697,815	89,467,309	90,294,496	89,735,753

(1)          Per share and share amounts have been adjusted to reflect the Company’s 2 for 1 stock split effective in March 2004.

AMPHENOL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004

Net Sales	$446,995	$384,103	$1,300,032	$1,126,483
Costs and Expenses:
Cost of sales, excluding depreciation and amortization	285,420	250,417	831,266	737,678

Depreciation and amortization expense	13,064	9,736	36,577	28,902

Selling, general and administrative expense	62,422	53,647	182,721	159,263

Operating income	86,089	70,303	249,468	200,640

Interest expense	(5,548)	(5,597)	(16,726)	(17,025)
Other expenses, net	(2,624)	(1,607)	(5,686)	(5,326)
Refinancing costs	(2,398)	0	(2,398)	0

Income before income taxes	75,519	63,099	224,658	178,289

Provision for income taxes	(23,430)	(21,453)	(74,137)	(60,618)

Net income	$52,089	$41,646	$150,521	$117,671

Net income per common share - Basic	$0.59	$0.47	$1.70	$1.34

Average shares outstanding - Basic	88,775,405	87,961,000	88,387,769	88,037,522

Net income per common share - Diluted	$0.57	$0.47	$1.67	$1.31

Average shares outstanding - Diluted	90,697,815	89,467,309	90,294,496	89,735,753

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(dollars in thousands)

	Sep. 30,	Dec. 31,
	2005	2004
	(Unaudited)
ASSETS

Current Assets:
Cash and short-term cash investments	$38,061	$30,172
Accounts receivable, less allowance for doubtful accounts of $9,288 and $8,666, respectively	241,047	214,158
Inventories	270,544	247,303
Prepaid expenses and other assets.	36,133	37,382

Total current assets	585,785	529,015

Land and depreciable assets, less accumulated depreciation of $347,532 and $349,255, respectively	209,988	197,753
Deferred debt issuance costs	1,871	6,451
Goodwill	643,825	545,411
Deferred taxes and other assets	31,471	28,081

	$1,472,940	$1,306,711

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$149,834	$134,856
Accrued interest	4,088	2,183
Accrued salaries, wages and employee benefits	37,707	38,535
Other accrued expenses	79,571	85,089
Dividends payable	2,714	—
Current portion of long-term debt	15,247	16,909

Total current liabilities	289,161	277,572

Long-term debt	425,675	432,144
Accrued pension and post employment benefit obligations	92,867	102,050
Other liabilities	31,437	13,341

Shareholders’ Equity:
Common stock	89	88
Additional paid-in deficit	(176,124)	(207,504)
Accumulated earnings	932,278	789,741
Accumulated other comprehensive loss	(68,096)	(55,078)
Treasury stock, at cost	(54,347)	(45,643)

Total shareholders’ equity	633,800	481,604

	$1,472,940	$1,306,711

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Nine months ended September 30,
	2005	2004

Net income	$150,521	$117,671
Adjustments for cash from operations:
Depreciation and amortization	36,577	28,902
Amortization of deferred debt issue costs	856	1,066
Non-cash expense related to write-off of deferred debt issue costs	5,666	—
Net change in non-cash components of working capital	(36,556)	10,223
Other long term assets and liabilities	(2,244)	(13,602)

Cash provided by operations	154,820	144,260

Cash flow from investing activities:
Capital additions, net	(41,335)	(29,240)
Investments in acquisitions	(104,779)	(30,703)

Cash flow used by investing activities	(146,114)	(59,943)

Cash flow from financing activities:
Net change in borrowings under revolving credit facilities	403,722	(13,865)
Decrease in borrowings under Bank Agreement	(413,000)	(61,000)
Payment of fees and expenses related to refinancing	(1,942)	—
Purchase of treasury stock	(8,704)	(32,878)
Proceeds from exercise of stock options including tax benefit	24,455	22,416
Dividend payments	(5,348)	—

Cash flow provided by (used by) financing activities	(817)	(85,327)

Net change in cash and short-term cash investments	7,889	(1,010)
Cash and short-term cash investments balance, beginning of period	30,172	23,533

Cash and short-term cash investments balance, end of period	$38,061	$22,523

Net cash paid during the year for:
Interest	13,938	16,463
Taxes	62,196	31,627

AMPHENOL CORPORATION

SEGMENT INFORMATION

(In thousands)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004

Trade Sales:
Interconnect Products	$391,915	$333,468	$1,142,233	$980,503
Cable Products	55,080	50,635	157,799	145,980
Consolidated	$446,995	$384,103	$1,300,032	$1,126,483

Operating income:
Interconnect Products	$85,279	$68,157	$246,397	$197,040
Cable Products	6,438	6,801	19,657	18,139
Corporate	(5,628)	(4,655)	(16,586)	(14,539)
Consolidated	$86,089	$70,303	$249,468	$200,640

ROS%:
Interconnect Products	21.8%	20.4%	21.6%	20.1%
Cable Products	11.7%	13.4%	12.5%	12.4%
Consolidated	19.3%	18.3%	19.2%	17.8%